Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THE OMITTED INFORMATION AS PRIVATE OR CONFIDENTIAL, AND SUCH INFORMATION IS NOT MATERIAL. OMISSIONS ARE IDENTIFIED AS [***].

SOLAR SYSTEM PURCHASE AGREEMENT

This Solar System Purchase Agreement (the “Agreement”) is entered into by and between Midwest Solar Installers, an Iowa limited liability company, with its principal place of business at 2530 Falls Ave, Waterloo, IA 50701 (hereinafter “Seller”) and Art's Way Manufacturing at 5556 IA-9, Armstrong, IA 50514 (hereinafter “Buyer”) for the sale and installation of the solar system described below (the

“Project” or the “System”) at 5556 IA-9, Armstrong, IA 50514.

In consideration of the mutual promises, covenants, and conditions hereinafter contained, the parties hereto agree as follows:

KEY TERMS AND CONDITIONS

1.	DESCRIPTION OF THE PROJECT AND OF THE SIGNIFICANT MATERIALS TO BE INSTALLED.
a.	Module Manufacturer: [***]
b.	Module Model: [***]
c.	Number of Modules: [***]
d.	Invertor Manufacturer: [***]
e.	Fenced in ground mounted array

If it benefits the project design, similar materials may be substituted with approval of all parties.

2.

CONTRACT PRICE. The Contract Price shall be One Million Four Hundred Two Thousand and Three Hundred Thirty Six dollars ($1,402,336), subject to final site survey and engineering review and any amendments and change orders agreed to in writing by both parties, as well as any other modifications in accordance with this Agreement. The final site survey and engineering review may require adjustments in the Contract Price to account for changes in the equipment described in section 1 or to account for necessary modifications (upgrades) to Buyer’s existing infrastructure (i.e. roof structure or electrical systems) in order to accommodate the system specifications. Adjustments to the Contract Price, if any, will be incorporated into a Change Order to this Agreement.

The pricing in this Agreement is valid for 90 days after the date of this Agreement or the date of any Change Order adjusting the Contract Price required by site assessment and engineering review. If Buyer does not sign this Agreement or any Change Order adjusting the Contract Price and return it to Seller within 90 days of the final determination of the Contract Price, Seller reserves the right to reject this Agreement unless Buyer agrees to updated pricing in written amendment to this Agreement.

3.

INSTALLATION TIMELINE. Seller will install the System within a reasonable amount of time after it signs this Agreement but no later than twelve (12) months from the date of this Agreement or the last amendment or Change Order to this Agreement, if any. When Seller completes installation of the solar panels and the inverters(s), then substantial completion of the work to be performed under this Agreement shall have occurred. For the purposes of this Agreement, Substantial Completion shall be deemed to occur upon successful commissioning of the System and completion of all work required for the utility’s permission-to-operate (PTO).

This performance timeline is an estimate and may be adjusted as provided in this Agreement or any subsequent amendments, including delays due to late payments, labor shortages, material shortages or unforeseen conditions.

4.

SCHEDULE OF PAYMENTS. Upon execution of this Agreement, Buyer shall pay five percent (5%) of the Contract Price to Seller. No later than three (3) days prior to the scheduled delivery of equipment to the Project site, Buyer shall pay sixty-five percent (65%) of the Contract Price to Seller. Within three (3) days of the System passing final electrical inspection by the governing authority, Buyer shall pay the remaining thirty percent (30%) balance of the Contract Price to Seller.

SECURITY INTEREST. Buyer hereby grants to Seller a security interest in the equipment and related products described in section 1 or any Change Order modifying section 1, and in the proceeds thereof, to secure payment of the Contract Price. A copy of this Agreement may be filed by Seller at any time as a financing statement in order to protect Sellers security interest.

5.

ACKNKOWLEDGEMENTS. Buyer understands that in order to realize the benefit of the solar investment tax credit, Buyer must have federal income tax liability that is at least equal to the value of the tax credit. Midwest Solar Installers is not responsible for Buyer’s tax qualification or IRS determinations.

GENERAL TERMS AND CONDITIONS

1.

CHANGES, PERMITS, REBATES, INCENTIVES. Buyer acknowledges that the information provided by Seller to Buyer regarding system performance, energy cost savings, cost recovery and return on investment in the course of negotiating this Agreement is based on good faith estimates. These estimates are based on certain assumptions that may not be applicable based on the circumstances specific to the Project. Actual system size and performance may vary from Seller’s good faith estimates. Seller makes no warranty to Buyer regarding actual performance of the system or cost savings or cost recovery arising out of the System. The information provided by Seller to Buyer has been provided in good faith. Buyer agrees that Seller will not have any obligation to compensate Buyer for any difference between Seller’s good faith estimates and actual performance of the System

The Contract Price cost covers all work related to the solar installation and its functionality. Site assessment and engineering review may include recommended changes to Buyer’s existing infrastructure (i.e. roof structure or electrical systems) in order to accommodate the system specifications. Additional costs that are related to the solar installation (changes to the material and equipment described in section 1) will result in a Change Order adjusting the Contract Price. Additional costs that are unrelated to the solar installation may require Buyer to enter into contracts with third parties to implement recommended changes to Buyer’s existing infrastructure. Expenses incurred with third parties to implement recommended changes to Buyer’s infrastructure will be the Buyer’s responsibility. This could also include, but may not be limited to, any work requested by Buyer’s municipality, village, city, or utility to pass inspection or be granted permission to operate (PTO) or system upgrades or changes to the materials described in section 1 after engineering review.

Seller shall have the right to propose an increase in the Contract Price in a Change Order following site assessment and engineering review if the site assessment and engineering review includes a recommendation for a change in the materials and equipment described in section 1. Buyer shall have the right to terminate this Agreement if Seller proposes an increased Contract Price in a proposed Change Order following site assessment and engineering review. Seller shall have the right to terminate this Agreement if Buyer refuses to sign a Change Order that proposes an increased Contract Price following engineering review.

Buyer shall also have the right to terminate this Agreement if site assessment and engineering review recommends changes to Buyer’s infrastructure that Buyer is unable or unwilling to complete in conjunction with the proposed solar installation. Seller shall have the right to terminate this Agreement is Buyer is unable or unwilling to make changes to Buyer’s infrastructure recommended to Buyer as part of site assessment and engineering review.

Seller shall also have the right to propose an increase in the Contract Price in a Change Order if more than six (6) months have passed since the date of this Agreement or the last Change Order and there has been an increase in the cost of the equipment or materials described in section 1. Buyer shall have the right to terminate this Agreement if Seller proposes an increased Contract Price in a proposed Change Order based on an increase in the cost of equipment or materials. Seller shall have the right to terminate this Agreement if Buyer refuses to sign a Change Order that proposes an increased Contract Price based on an increase in the cost of equipment or materials

Any other changes to the System will also be documented in a Change Order signed by both Seller and Buyer. Buyer authorizes Seller to make corrections to the utility and incentive paperwork to conform to this Agreement or any Change Orders to this Agreement signed by both parties.

Seller will obtain any necessary permits, at Seller’s cost. Seller shall not be responsible for delays in work due to the actions of any permitting and regulatory agencies or their employees. Buyer will pay to Provider or taxing party as applicable for any taxes or assessments required by federal, state or local governments or related regulatory agencies or utilities.

Depending on the state and utility district in which Buyer resides, Buyer may be eligible for various state and local rebates and incentives. The rebate and incentive calculations Seller provides to Buyer are estimates. These estimates are based on certain assumptions that may not be applicable based on the circumstances specific to the Project. However, actual rebates and incentives are variable as eligibility requirements, funding availability and rates may change. In an effort to assist Buyer in capturing its rebate, Seller will use good faith reasonable efforts to help Buyer secure applicable rebates and incentives, but Seller shall have no financial obligation to compensate Buyer for any difference between Seller’s good faith rebate and incentive calculations and actual rebate and incentive amounts received by Buyer. Buyer agrees to pay the Contract Price in full regardless of the actual amount of rebates and/or incentives it receives.

2.

CHANGE ORDERS. Change Orders become part of the contract once the Change Order is prepared in writing and signed by the parties prior to commencement of any work covered by the Change Order. The Change Order must describe (i) the scope of the extra work or change; (ii) the cost to be added or subtracted from the Contract Price; and (iii) the effect the order will have on the schedule of progress payments or the completion date. Notwithstanding this provision, the Seller shall have the right to substitute System equipment without Buyer’s agreement, so long as that substitution adds no extra cost to the Project and does not materially affect the System’s performance. The Seller’s failure to comply with the requirements of this paragraph does not preclude the recovery of compensation for work performed based on legal or equitable remedies designed to prevent unjust enrichment.

3.

PROPERTY CONDITIONS. Buyer will be responsible for the ongoing structural integrity of the location where the System is installed, including structural or electrical modifications necessary to prepare the Property for the System. Buyer agrees that Seller is not responsible for any known or unknown Property conditions.

4.

EXISTING CONDITIONS. Seller is not responsible and bears no liability for the performance of existing electrical equipment at the Property, including but not limited to the main electrical service panel, any major electrical devices, or any other fuses or similar devices.

5.

COST OR DELAY DUE TO UNFORESEEN CONDITIONS. Seller shall not be liable for any failure to perform as a result of its inability to obtain raw materials, parts or supplies through its usual and regular sources (or on a timely basis), interruption of transportation, delays in delivery, government regulation, labor disputes, strikes, war, fire, flood, accidents, pandemics or other causes beyond Sellers control making it impractical for Seller to perform (all of which shall be considered “Force Majeure Events”). Performance times under this Agreement will be considered extended for a period of time equivalent to the time lost due to such conditions. If Seller discovers unforeseen conditions requiring additional cost, then Seller shall present such costs to Buyer and get Buyer’s written approval before beginning or continuing performance. Failure to provide such approval may result in Seller exercising its termination rights pursuant to Section 8 of this Agreement.

6.

PROPERTY ACCESS. Buyer grants to Seller and its employees, agents and contractors the right to reasonably access all of the Property as necessary for the purposes of (i) installing, constructing, operating, repairing, removing and replacing the System or making any additions to the System; (ii) installing, using and maintaining electric lines and inverters and meters, necessary to interconnect the System to Buyer’s electric system at the Property and/or to the utility’s electric distribution system; or (iii) taking any other action reasonably necessary in connection with the construction, installation, operation, maintenance, removal or repair of the System.

7.

TITLE AND RISK OF LOSS. Title to the Special Field shall pass to Buyer immediately upon payment in full of the Contract Price, and all associated costs and charges required by this Agreement or any Change Orders. Risk of loss for the System and equipment described in section 1 shall pass to Buyer upon its delivery to the Property.

8.	TAXES. Buyer shall pay all federal, state and local sales, use, property, excise or other taxes imposed on or with respect to the Special Field, except taxes levied on Sellers net income.

9.

BUYER’S DEFAULT. If Buyer shall fail to make any payment due hereunder, or fail to fulfill its obligations in this Agreement, or become insolvent or become a party to or acquiesce in any bankruptcy or receivership proceeding or any similar action affecting Buyer’s affairs or property (hereinafter a “default”), Seller may enter upon the premises where the System may be found and remove the same, without prejudice to any other remedies Seller may have under the law or pursuant to the terms of this Agreement. Thereupon, Seller may sell the System (equipment) so acquired upon commercially reasonably terms as Seller may elect and apply the proceeds thereof against the Buyer’s obligations in this Agreement. In addition, and without limiting any of Seller’s other rights and remedies, upon any default by Buyer, Seller shall also have the right to: (i) stop work; (ii) prevent any more work from being done at the Property; (iii) terminate this Agreement and recover all amounts due under this Agreement for services provided through the date of termination including interest (prime + 2% or such amount as allowed by law); (iv) submit to credit reporting agencies (credit bureaus) negative credit reports that would be reflected on Buyer’s credit record; and (vi) pursue any other legal or equitable remedies, including but not limited to mechanics’ liens or similar remedies. .

10.

MECHANICS’ LIEN RELEASES. Upon satisfactory payment for any portion of the work performed, Seller shall, prior to any further payment, furnish to Buyer a full and unconditional release from any claim or mechanics’ lien pursuant to applicable law for that portion of the work for which payment has been made if requested.

11.

SELLER’S INSURANCE. Seller carries commercial general liability insurance with coverage amounts that meet or exceed those required by law. Seller shall furnish a Certificate of Insurance evidencing coverage upon Buyer’s request.

12.

INDEMNIFICATION. Both parties shall indemnify, defend and hold harmless the other and its employees, officers, directors, agents and assigns from any and all third-party claims, actions, costs, expenses (including reasonable attorneys’ fees and expenses), damages, liabilities, penalties, losses, obligations, demands and liens of any kind arising out of or relating to its negligence and/or its failure to perform its obligations under this Agreement. Neither party shall be required to indemnify the other for its own negligence, willful misconduct or fraud.

13.

ENTIRE AGREEMENT. This Agreement contains the parties’ entire agreement regarding the Project. There are no other agreements regarding this Agreement, either written or spoken. Any change to this Agreement must be in writing and signed by all parties. Only an authorized employee of Seller may execute any change to this Agreement on behalf of Seller. If any portion of this Agreement is determined to be unenforceable or invalid, the remaining provisions shall be enforced in accordance with their terms or shall be interpreted or re-written so as to make them enforceable. Provisions that should reasonably be considered to survive termination of this Agreement shall survive.

14.	ASSIGNMENT AND DELEGATION. Seller may assign or subcontract any of its rights or obligations under this Agreement to any successor, partner or purchaser.

15.

WAIVER. Any delay or failure of a party to enforce any of the provisions of this Agreement, including but not limited to any remedies listed in this Agreement, or to require performance by the other party of any of the provisions of this Agreement, shall not be construed to (i) be a waiver of such provisions or a party’s right to enforce those provisions; or (ii) affect the validity of this Agreement. No modification, addition to or waiver of any right, obligation or default shall be effective unless in writing and signed by the party against whom the enforcement thereof is sought. One or more waivers of any right, obligation or default shall not be construed as a waiver of any subsequent or other right, obligation or default.

16.	LIMITED WARRANTY AND DISCLAIMER OF ALL OTHER WARRANTIES.

a.

Seller warrants that the installation of the System is free from defects in installation workmanship for a period of Five (5) years from the date of this Agreement except the warranty for no leaks from penetrations performed by Seller is limited to a period of 5 years from the date of this Agreement.

b.

SELLER DISCLAIMS ANY WARRANTY WITH RESPECT TO THE EQUIPMENT INCLUDED IN THE SYSTEM, SUBJECT TO WRITTEN WARRANTIES OF THE MANUFACTURERS, COPIES OF WHICH MANUFACTURERS’ WARRANTIES HAVE BEEN RECEIVED BY THE BUYER.

c.

SELLER DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE FOR THE SYSTEM SUBJECT TO WRITTEN WARRANTIES OF THE MANUFACTURERS, OF WHICH MANUFACTURERS’ WARRANTIES HAVE BEEN RECEIVED BY THE BUYER.

d.

FOR BREACH OF THIS LIMITED WARRANTY BUYER IS LIMITED TO THE FOLLOWING DAMAGES: LABOR AND MATERIALS PROVIDED BY SELLER AND REQUIRED TO REPAIR DEFECTS IN INSTALLATION WORKMANSHIP. NO INCIDENTAL OR CONSEQUENTIAL DAMAGES SHALL BE AVAILABLE TO THE PURCHASER.

e.	This limited warranty extends to the Buyer and to each transferee owner of the real property to which the System is affixed (the “Transferee Owner”) during the term of this limited warranty.

f.	This limited warranty covers defects in installation workmanship except for the parts of the System subject to written warranties of the manufacturers.

g.

In the event of a defect in the installation workmanship not caused by any misuse or damage to the installation while in the possession of the Buyer or any Transferee Owner and covered by this limited warranty, Seller will remedy the defect in the installation workmanship within thirty (30) days of Seller’s receipt of written notice of the defect, without charge to the Buyer or any Transferee Owner. The remedy will consist of repair labor and materials for the defective installation workmanship but will not include any warranty work on the parts of the System warranted by the manufacturers.

h.

When performing any work under this warranty, Seller has the right, at its sole discretion, to repair or replace all or part of the System using new, remanufactured or refurbished parts or products provided said “parts” are of equal or greater quality of the part being replaced; provided that, if any defect is due to a design flaw in any part, Seller shall, at its sole option, repair or replace such part with an acceptable substitute therefor.

i.	Buyer must deliver to Seller written notice of each request for performance of this limited warranty at 2530 Falls Ave, Waterloo, IA 50701.

j.

BUYER UNDERSTANDS THAT THE PROJECT IS WARRANTED BY MANUFACTURERS AND SELLER AS AFOREMENTIONED AND THAT THERE ARE NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY, FITNESS FOR ANY PURPOSE, CONDITION, DESIGN, CAPACITY, SUITABILITY OR PERFORMANCE OF THE PROJECT OR ITS INSTALLATION. UPON RECEIPT OF PAYMENT IN FULL UNDER THIS AGREEMENT, ALL WARRANTIES THAT ARE PROVIDED BY MANUFACTURERS OF EQUIPMENT USED IN THE PROJECT WILL BE TRANSFERRED DIRECTLY TO BUYER. BUYER UNDERSTANDS THAT SELLER HAS NO RESPONSIBILITY WITH RESPECT TO SUCH WARRANTIES OTHER THAN TO TRANSFER THEM TO BUYER.

k.

EXCEPTING THE OTHER PROVISIONS UNDER THIS HEADING, SELLER DISCLAIMS AND BUYER WAIVES ALL EXPRESS OR IMPLIED WARRANTIES INCLUDING (WITHOUT LIMITATION) ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. SELLER SHALL NOT BE LIABLE TO CUSTOMER UNDER THIS WARRANTY IF AN ALLEGED DEFECT IN ANY WORK OR EQUIPMENT WAS CAUSED BY BUYER’S OR ANY THIRD PERSON'S (FOR WHOM SELLER IS NOT RESPONSIBLE AS PROVIDED HEREIN) MISUSE, NEGLECT, UNAUTHORIZED ATTEMPTS TO REPAIR, OR ANY OTHER CAUSE BEYOND THE RANGE OF THE INTENDED USE, OR BY ACCIDENT, FIRE, LIGHTNING, OR OTHER HAZARD.

17.	LIMITATION OF LIABILITY.

a.

No Consequential Damages. Each party’s liability to the other under this Agreement shall be limited to direct, actual damages only. Both parties agree that in no event shall either party be liable to the other for consequential, incidental, punitive, exemplary, special or indirect damages.

b.

Actual Direct Damages. Neither party’s liability to the other will exceed $2,000,000 including without limitation, damages to the Property during the performance of the Project or resulting from the Project.

18.

MARKETING SIGNAGE. Buyer agrees to allow a marketing sign of the Seller to be displayed at its property beginning during the first day of installation and for one (1) month after installation is complete.

19.

NOTICE. Notices hereunder shall be in writing and shall be deemed to have been fully given and received when sent by certified or registered mail, return receipt requested, postage prepaid, and properly addressed to the respective parties at the addresses shown on Page 1 hereof, or at such addresses as the parties may later specify for such purpose.

20.

PAYMENT OF EXPENSES. If Seller is required to engage in any proceedings, legal or otherwise, to enforce its rights under this Agreement, Seller shall be entitled to recover from Buyer, in addition to any other such sums due, the reasonable attorney’s fees, costs and necessary disbursements involved in said proceedings.

21.	GOVERNING LAW. The laws of the state of Iowa shall govern this Agreement without giving effect to conflict of laws principles.

22.

CONSENT TO JURISDICTION AND VENUE. Seller and Buyer agree that any legal or equitable action for claims, debts or obligations arising out of, or to enforce the terms of, this Agreement may be brought by Seller in the United States District Court for the Northern District of Iowa, or in the Iowa District Court for Black Hawk County, Iowa, and that either court shall have personal jurisdiction over the parties and venue of the action shall be appropriate in each court.

23.	CONDITION PRECEDENT. Buyer is entitled to a completely executed copy of this Agreement, signed by both parties, before any work may be started.

24.

REAP GRANT CONTINGENCY. In the event Buyer elects to pursue a USDA REAP Grant or similar federal or state funding program, Buyer shall be entitled to a refund of its deposit if the grant is not awarded, less documented expenses shall include only direct third-party or administrative costs evidenced by invoices. Such non-refundable expenses shall include, but are not limited to, application and administrative fees, REAP grant consulting or filing fees, utility interconnection application fees, plan set preparation costs, and related administrative processing fees. Refunds, if applicable, shall be issued within thirty (30) days of written notice from Buyer that the REAP Grant was not awarded.

SELLER	BUYER

Midwest Solar Installers	Art’s Way Manufacturing Co., Inc

2530 Falls Ave	5556 Hwy 9,

Waterloo, IA 50701	Armstrong, IA 50514

/s/ Christopher Deyo	/s/ Michael Woods
By: Christopher Deyo	By: Michael Woods
Christopher Deyo	Michael Woods

11/7/2025	12/19/2025